Exhibit 10.7

Written Description of

2020 Performance Share/Restricted Stock Unit Award Agreement -

Chief Operating Officer

The following is a description of the material terms of the 2020 Performance Share/Restrictive Stock Unit Award Agreement (the “Agreement”) that was adopted by the Compensation Committee (the “Committee”) of the Board of Directors of Guaranty Federal Bancshares, Inc. (the “Company”) with respect to the long-term incentive payable to Robin Robeson, the Company’s Chief Operating Officer (the "Grantee"), for the period beginning on March 19, 2020 (the “Grant Date”) and ending December 31, 2022 (the “Performance Period”).

One hundred-percent (100%) of the incentive amount will be paid in restricted stock units (the “Units”), representing the right to earn, on a one-for-one basis, shares of the Company’s common stock. The Agreement will pay a maximum of 9,927 shares of which there are three possible levels of incentive awards: threshold (25%); target (50%); and maximum (100%). For any bonus amount to be paid, the threshold level of performance must be achieved. The bonus amount will be prorated for performance achievements between the threshold and target levels and between the target and maximum levels. The two performance measurements of the Company (and the weight given to each measurement) applicable to each award level are as follows: (i) Return on Average Assets (50%) and (ii) Earnings Per Share (50%). The following minimum criteria must all be satisfied before an award is paid under the Agreement: (i) No consent orders from any regulatory agency are in place at the time of vesting and (ii) No decline in composite CAMELS rating by the end of the Performance Period as compared to the ratings as of the Grant Date.

No later than March 15th following the end of the Performance Period, the Committee shall determine the Company’s achievement of the performance goals and shall certify such results in writing. Upon such certification, the Units shall become vested on such date (the “Vesting Date”) to the extent the performance goals are attained. Vested Units will be converted to shares of common stock on the Vesting Date (the “Conversion Date”). Any Units that fail to vest in accordance with the terms of the Agreement will be forfeited to the Company without further consideration or any act or action by the Grantee.

If the Grantee’s employment with the Company ends prior to the Vesting Date, the Grantee’s Units shall be forfeited in their entirety, except as follows:

(i)       Death or Disability. If Grantee’s employment ends by reason of death or disability (as defined in Section 22(e)(3) of the Code) prior to the Vesting Date, then all relevant performance goals will be deemed to have been achieved at the “Target” level and the Units will be converted to shares of common stock as of such death or disability.

(ii)      Change in Control. If there is a Change in Control prior to the Vesting Date, all relevant performance goals will be measured based on actual performance through the date of the Change in Control and will be converted to shares of common stock as of such Change in Control.

(iii)     Retirement. If Grantee retires from employment on or after age 65 (or on or after age 55 with twenty or more years of service) prior to the Vesting Date but at least one year into the Performance Period, the Units shall be prorated by a factor equal to the quotient of each full month of service from the Grant Date to the date of such Retirement, divided by the number of total months in the Performance Period, and such prorated Units shall become vested on the Vesting Date and converted to shares of common stock on the Conversion Date to the extent the performance goals are attained for the applicable Performance Period.

Grantee shall not have voting or any other rights as a stockholder of the Company with respect to the Units. Dividends or dividend equivalents will not be paid with respect to the Units. Upon conversion of the Units into shares of common stock, Grantee will obtain full voting and other rights as a stockholder of the Company.